Exhibit 23.3






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Suburban Propane Partners, L.P. of our report (which contains an explanatory paragraph relating to Agway Energy Group's ability to continue as a going concern as described in Note 3 to the financial statements) dated November 11, 2003, except for Note 4, as to which the date is December 2, 2003, relating to the combined financial statements of the Agway Energy Group (Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services-PA, Inc.), which appears in the Current Report on Form 8-K of Suburban Propane Partners, L.P. dated December 5, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.


                                           /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Syracuse, New York
March 19, 2004